EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, October 23, 2013



CHICAGO, ILLINOIS - October 23, 2013 - Melvin J. Gordon,
Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2013 net sales and net earnings.

Third quarter 2013 net sales were $191,807,000 compared to $200,274,000 in third quarter 2012. Third quarter 2013 net earnings were $26,043,000 compared to $22,923,000 in third quarter 2012, and net earnings per share were $.44 and $.38 in third quarter 2013 and 2012, respectively, an increase of $.06 per share or 16%.

Nine months 2013 net sales were $404,074,000 compared to $418,193,000 in nine months 2012. Nine months 2013 net earnings were $43,481,000 compared to $39,208,000 in nine months 2012, and net earnings per share were $.73 and $.65 in nine months 2013 and 2012, respectively, an increase of $.08 per share or 12%.

Mr. Gordon said, "While third quarter 2013 net sales were off from the prior year comparative period, the timing of sales between third and fourth quarter 2013 partially contributed to this result. Third quarter 2013 net earnings did benefit from more favorable ingredient costs and plant efficiencies driven by capital investments. Although our overall comparative ingredient costs are more favorable this year, certain key ingredient costs are higher this year. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in recent years. Third quarter 2013 results also benefited from a lower effective income tax rate.

Nine months 2013 net earnings were also favorably impacted by lower ingredient costs and plant efficiencies as discussed above as well as a lower effective tax rate.

The Company's third quarter and nine months 2013 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."









                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    SEPTEMBER 28, 2013 & SEPTEMBER 29, 2012

                                             THIRD QUARTER ENDED
                                            2013              2012

Net Product Sales                      $ 191,807,000     $ 200,274,000

Net Earnings                           $  26,043,000     $  22,923,000

Net Earnings Per Share   *                 $ .44             $ .38

Average Shares Outstanding *              59,579,000        60,456,000


                                               NINE MONTHS ENDED
                                            2013              2012

Net Product Sales                      $ 404,074,000     $ 418,193,000

Net Earnings                           $  43,481,000      $ 39,208,000

Net Earnings Per Share   *                 $ .73             $ .65

Average Shares Outstanding *              59,723,000        60,634,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2013 and April 5, 2012.